Exhibit 10.6

ASSET PURCHASE AGREEMENT

between

UNISYS CORPORATION

and

FLO CORPORATION

Dated as of October 5, 2007

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

Exhibits
A	Interim License
B	License to Seller
C	Renewal Payments Agreement
D	Services Agreement

Schedules

1.1	Assigned Programs
1.2	Assumed Contracts
1.3	Assumed Lease
1.4	Assumed Licenses
1.5	Equipment
1.6	Seller’s Knowledge
1.7	[Intentionally Omitted]
1.8	Non-Transferable Licenses
1.9	Prepaid Memberships
1.10	Seller Account
1.11	Trademarks
3.2	No Conflict
3.3	Litigation
3.4	Governmental Approvals
3.5	Contracts
3.6	Consents and Approvals – Seller
3.7	Encumbrances
3.8	Sufficiency of Assets
3.9	Intellectual Property
4.3	Consents and Approvals – Buyer
5.2	Conduct of Business

-iv-

ASSET PURCHASE AGREEMENT, dated as of October 5, 2007, between Unisys Corporation, a Delaware corporation (“Seller”), and FLO Corporation, a Delaware corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller is engaged in (among other businesses not subject to this Agreement) the business of designing the solutions for and operating an airport Registered Traveler program in the United States as a Transportation Security Administration (“TSA”)-approved service provider (the “Business”) under the name “rtGO”;

WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, certain assets of the Business, defined herein as the Transferred Assets, and Seller desires to transfer to Buyer, and Buyer desires to assume certain liabilities of the Business, defined herein as the Assumed Liabilities, as more specifically provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“AAAE Certification” shall have the meaning set forth in Section 2.6(c).

“Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” shall mean this Agreement and all Exhibits and Schedules hereto.

“Allocation” shall have the meaning set forth in Section 2.8.

“Assigned Intellectual Property” shall mean the Assigned Programs, the Assigned Other Intellectual Property, the Domain Name, the Trademarks and all goodwill associated with the Trademarks.

“Assigned Other Intellectual Property” shall mean any of Seller’s trade secrets, know-how and copyrights in materials used exclusively in the Business including, without limitation, the content (other than the name “Unisys”), the look, feel and trade dress rights of the www.rtgocard.com website.

“Assigned Programs” shall mean, subject to rights held by third parties that have been granted licenses by Seller prior to the Closing Date (which third parties and rights are set forth on Schedule 1.1), the computer software (including object code and source code) set forth on Schedule 1.1 and related documentation.

“Assignment and Assumption Agreement” shall mean the instrument, in a form reasonably acceptable to the parties, whereby Seller will assign certain of the Transferred Assets to Buyer and Buyer will assume the Assumed Liabilities.

“Assignment of Domain Name” shall mean the instrument, in a form reasonably acceptable to the parties, whereby Seller will assign the Domain Name to Buyer.

“Assignment of Marks” shall mean the instrument, in a form reasonably acceptable to the parties, whereby Seller will assign the Trademarks to Buyer.

“Assumed Contracts” shall mean the contracts listed on Schedule 1.2.

“Assumed Lease” shall mean the lease listed on Schedule 1.3.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Assumed Licenses” shall mean the licenses set forth on Schedule 1.4.

“Bill of Sale” shall mean the instrument, in a form reasonably acceptable to the parties, whereby Seller will assign the Transferred Assets to Buyer.

“Books and Records” shall mean all books, ledgers, files, reports, plans and operating records of Seller related exclusively to, or maintained exclusively for, the Business.

“Business” shall have the meaning set forth in the Preamble.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to not open or remain closed.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Indemnified Parties” means Buyer and all its Affiliates, and all of such parties’ officers, directors, stockholders, employees, agents and advisors.

“Claim Notice” shall have the meaning set forth in Section 8.1(b).

“Closing” shall have the meaning set forth in Section 2.7(a).

“Closing Date” shall have the meaning set forth in Section 2.7(a).

“Closing Payment” shall have the meaning set forth in Section 2.5(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the Agreement between Buyer and Seller dated June 4, 2007.

“Contract” means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied).

“Domain Name” shall mean the name, domain name and URL for the website at www.rtgocard.com

“DHS” shall have the meaning set forth in Section 2.6(c).

“Effective Time” shall mean 11:59 p.m., local time, on the Closing Date.

“Encumbrances” shall mean any liens, charges, encumbrances, security interests, pledges, mortgages or adverse claims of any kind, including any restriction on use or exercise of any other attribute of ownership.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment.

“Equipment” shall mean the enrollment kiosks, verification kiosks, peripherals and other equipment set forth on Schedule 1.5.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Governmental Approvals” means any and all permits, licenses, registrations, filings, consents, rights, exemptions, concessions, authorizations, certificates, orders, franchises, determinations, accreditations, approvals and other indicia of authority by or of any Governmental Authority.

“Governmental Authority” shall mean any United States, federal, state, county, municipal or quasi-municipal authority or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnified Party” shall mean the party claiming indemnification pursuant to Article VIII.

“Indemnifying Party” shall mean the party required to indemnify the other party pursuant to Article VIII.

“Intellectual Property” shall mean:

(a) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name;

(b) all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures, records of invention, applications for certificates of invention and priority rights, in any country and regardless of formal name, including without limitation, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof;

(c) all copyrights and copyrightable works (including without limitation all software, middleware and firmware), semiconductor topography, mask works and mask work rights, and applications for registration of any of the foregoing, including without limitation all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright conventions;

(d) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names, trade dress, and all goodwill associated with each of the foregoing and domain name registrations;

(e) all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software, processes, brand names, inventions, trade secrets, websites (including sub-pages), URLs and other related intellectual property and know-how; and

(f) all other intangible assets, properties and rights of every kind and nature (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

“Interim License” shall mean the agreement between Seller and Buyer set forth in Exhibit A pursuant to which Seller grants to Buyer a limited license to certain of the Assigned Intellectual Property for purposes of obtaining AAAE Certification.

“Knowledge” shall mean, in the case of Seller, the actual knowledge, after reasonable investigation, of the individuals listed in Schedule 1.6.

“Laws” shall have the meaning set forth in Section 3.4.

“Lease Assignment” shall mean the agreement by which Seller shall assign the Assumed Lease to Buyer.

“License to Seller” shall mean the agreement between Buyer and Seller pursuant to which Buyer will grant to Seller certain licenses to certain of the Assigned Intellectual Property and pursuant to which Seller will grant to Buyer certain licenses to certain of Seller’s Intellectual Property, substantially in the form of Exhibit B.

“Loss” and “Losses” shall have the meaning set forth in Section 8.2(a).

“Non-Transferable Licenses” shall mean those licenses listed on Schedule 1.8.

“Permitted Encumbrance” shall have the meaning set forth in Section 3.7.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, a Governmental Authority or any other entity or organization.

“Personal Information” shall have the meaning set forth in Section 3.10(a)(ii).

“Prepaid Memberships” shall mean prepayments by members to participate in Seller’s Registered Traveler program for more than one year. Information regarding Prepaid Memberships as of September 30, 2007 is set forth on Schedule 1.9.

“Proceeding” means any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel.

“Promissory Note” shall mean the promissory note from Buyer to Seller, in a form reasonably acceptable to the parties, in respect of the amounts set forth in Section 2.5(a)(ii).

“Purchase Price” shall have the meaning set forth in Section 2.5.

“Renewal Payments Agreement” shall mean the agreement in respect of payments to be made by Buyer to Seller after the Closing in respect of subscription renewals substantially in the form attached hereto as Exhibit C.

“Safety Act Certification” shall mean both the designation and the certification issued under the Support Anti-Terrorism by Fostering Effective Technologies Act of 2002.

“Security Agreement” shall mean the security agreement to be entered into by Buyer, in a form reasonably acceptable to the parties, to secure the payment of the Promissory Note.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Account” means the account of Seller set forth on Schedule 1.10, or another bank account or accounts designated by Seller in writing at least five (5) days in advance of the applicable payment.

“Seller Indemnified Parties” means Seller and its Affiliates, and all of such parties’ officers, directors, stockholders, employees, agents and advisors.

“Services Agreement” shall mean the services agreement pursuant to which Seller will provide services to Buyer after the Closing substantially in the form attached hereto as Exhibit D.

“Taxes” shall mean all federal, state, local or foreign income taxes, charges, fees, imposts, levies or other assessments by any Governmental Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority.

“Tax Returns” shall mean all reports and returns required to be filed with respect to Taxes.

“Trademarks” shall mean the service mark RTGO including, without limitation, the logo and the U.S. Trademark applications listed in Schedule 1.11.

“Transaction Documents” shall mean the Assignment and Assumption Agreement, the Bill of Sale, the Interim License, the License to Seller, the Assignment of Marks, the Assignment of Domain Name, the Lease Assignment, the Promissory Note, the Renewal Payments Agreement, the Security Agreement and the Services Agreement.

“Transferred Assets” shall have the meaning set forth in Section 2.1.

“TSA” shall have the meaning set forth in the Preamble.

Section 1.2. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3. Other Definitional Provisions.

(a) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) All references to “dollars” or “$” mean “U.S. dollars.”

(c) Unless otherwise indicated, any reference to an Article, Section, Schedule or Exhibit is a reference to an Article or Section of, or a Schedule or Exhibit to, this Agreement.

(d) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

ARTICLE II

PURCHASE AND SALE OF THE TRANSFERRED ASSETS

Section 2.1. Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, free and clear of any Encumbrances other than Permitted Encumbrances, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following assets and properties of Seller existing as of the Closing Date (the “Transferred Assets”):

(a) the Assigned Intellectual Property;

(b) the Assumed Contracts;

(c) the Assumed Lease;

(d) the Assumed Licenses;

(e) the Equipment;

(f) all advertising materials, marketing plans, customer lists and other similar information exclusively used or held for use in the Business, including the data base of Personal Information;

(g) any Books and Records, including copies of Books and Records in the possession of Seller’s independent public accountants (except the workpapers of such independent public accountants);

(h) the Safety Act Certification;

(i) the Prepaid Memberships; and

(j) the rtGO card toll free number at 1-888-622-3924.

Notwithstanding anything to the contrary contained in this Agreement, Seller may retain copies of any Assumed Contract, Assumed Lease, Assumed License, Books and Records or any other document or materials.

Section 2.2. Excluded Assets. Any and all assets of Seller or any of its Affiliates not specifically included in Section 2.1 shall be excluded from the Transferred Assets.

In addition, notwithstanding anything herein to the contrary, from and after the Closing, Seller shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the Transferred Assets shall not include, the following assets and properties (such retained assets and properties being herein collectively referred to as the “Excluded Assets”):

(a) all (i) cash and cash equivalents on hand (other than in respect of the Prepaid Memberships), wherever located, including bank balances and bank accounts, monies in possession of any banks, savings and loans or trust companies and similar cash items on hand on the Closing Date, (ii) investment securities and other short- and medium-term investments of the Business and (iii) accounts receivable;

(b) all refunds of Taxes relating to periods ending before the Closing Date;

(c) all Tax Returns of Seller;

(d) the Non-Transferable Licenses;

(e) all rights to the name “Unisys” and any names, marks, logos and Internet domain names using the name “Unisys” or any derivative thereof;

(f) all laptops, personal computers and servers used in the Business, including, without limitation, the servers and related communication equipment and lines used to manage communications between Seller and the American Association of Airport Executives and any software (other than Assigned Programs) running thereon;

(g) any support, services or benefits provided by Seller or an Affiliate of Seller, assets of any benefits plan and assets used to provide functions including, but not limited to, Financial and Accounting, Payroll, Disbursements, Marketing and Proposal Support, IT and Telecommunications, Unisys University, Internal and External Communications and Investor Relations, Treasury, Human Resources, Tax, Internal Audit, Legal, Contracts and Procurement, General Administrative Support, Order Entry and Billing, Credit and Collections, Facilities, Logistic and Environmental Services, Risk Management and Insurance, Desktop Maintenance and Helpdesk Support;

(h) consideration paid to, and the other rights that accrue or will accrue for the benefit of, Seller under this Agreement or a Transaction Document;

(i) any rights or benefits pursuant to any of Seller’s insurance policies (intercompany, self-insurance or otherwise);

(j) any causes of action, lawsuits, judgments, claims and demands of any nature that arose or arise or relate to events that occur prior to, at or following the Closing to the extent the same arise out of or are related to any of the Excluded Assets or Excluded Liabilities, whether arising by way of counterclaim or otherwise;

(k) any governmental licenses, permits and approvals issued to Seller, the transfer of which is not permitted by law;

(l) any Books and Records (i) that Seller or any of its Affiliates are required to retain pursuant to any applicable statute, rule, regulation or ordinance or (ii) which relate primarily to the Excluded Assets or the Excluded Liabilities, provided, however, that Seller shall deliver copies of the Books and Records referred to in subsection (i) to Buyer;

(m) all funds, letters of credit, and amounts held in escrow or trust, including but not limited to those posted or deposited with or in favor of any Governmental Authority to support Seller’s or any of its Affiliates’ financial responsibility or bonding requirements under any permit, license or other governmental authorization;

(n) any claims payable by the federal government regarding Registered Traveler Pilot Program, Contract # HSTS02-04-C-RET002;

(o) Seller’s AAAE Certification; and

(p) Seller’s contracts with JP Morgan Chase in connection with the collection and remittance of payments.

Section 2.3. Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume and agree to perform, pay or discharge, when due:

(a) all obligations and liabilities arising under the Assumed Contracts, the Assumed Lease and the Assumed Licenses after the Closing Date (other than any liability or obligation arising out of or relating to a breach or other act or omission that occurred on or prior to the Closing Date);

(b) all vetting and transaction fees and refund obligations arising after the Closing Date in respect of the Prepaid Memberships in existence as of the Closing Date;

(c) all obligations, liabilities, causes of action, lawsuits, judgments, claims or demands of any nature that arise or have arisen in connection with the matters disclosed in subsection (a) of Schedule 3.3, subject, however, to the limitations set forth in subsection (a) of Schedule 3.3; and

(d) all obligations, liabilities, causes of action, lawsuits, judgments, claims or demands of any nature that arise after the Closing in connection with the Assigned Intellectual Property (other than those that arise out of or relate to a breach by Seller of a representation or warranty hereunder).

The obligations and liabilities to be assumed by Buyer pursuant to this Section 2.3 are hereinafter referred to as the “Assumed Liabilities.”

Section 2.4. Excluded Liabilities. Except with respect to the Assumed Liabilities, Buyer does not hereby and shall not assume or in any way undertake to pay, perform, satisfy or discharge any liabilities of Seller whatsoever. All liabilities of Seller not expressly assumed by Buyer pursuant to Section 2.3 are hereinafter referred to as the “Excluded Liabilities”.

Section 2.5. Purchase Price.

(a) As consideration for the Transferred Assets, in addition to assuming the Assumed Liabilities, Buyer shall pay to Seller $8,000,000 (the “Purchase Price”).

(b) If Buyer has completed a financing prior to the Closing Date, the Purchase Price (less the amount of Prepaid Memberships as of the Closing Date) shall be payable at the Closing.

(c) If Buyer has not completed a financing prior to the Closing Date the Purchase Price shall be payable as follows:

(i) $1,200,000 (less the amount of Prepaid Memberships as of the Closing Date) at the Closing; and

(ii) $6,800,000 on the earlier of (A) five business days after Buyer has completed a financing or (B) December 31, 2007.

(d) The amounts set forth in above shall be paid by wire transfer of immediately available funds to the Seller Account.

(e) One day prior to the Closing Date, Seller shall inform Buyer of the amount of Prepaid Memberships as of such date so that Buyer may deduct such amount from the amount due at Closing.

Section 2.6. Closing; Delivery and Payment.

(a) Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Unisys Corporation, Unisys Way, Blue Bell, PA 19422, U.S.A., on the second Business Day following the date on which all the conditions to Closing in Article VI are satisfied or waived, or on such other date or at such other location as may be mutually agreed upon by Buyer and Seller. The time and date on which the Closing occurs is hereinafter referred to as the “Closing Date.” The Closing shall be effective as of the Effective Time.

(b) Delivery and Payment. At the Closing:

(i) Buyer shall pay the Closing Payment to Seller in immediately available funds by wire transfer to the Seller Account;

(ii) Seller shall deliver to Buyer such instruments of transfer, assignment, conveyance and other instruments sufficient to convey, transfer and assign to Buyer all right, title and interest in and to the Transferred Assets together with possession of such Transferred Assets, all in form and substance reasonably satisfactory to Buyer;

(iii) Seller shall deliver to Buyer the Transaction Documents, other than the Interim License and the Promissory Note, duly executed by Seller;

(iv) Buyer shall deliver to Seller the Transaction Documents other than the Interim License, duly executed by Buyer;

(v) Buyer shall deliver to Seller such instruments of assumption sufficient to assume, discharge or perform when due, all of the Assumed Liabilities, all in form and substance reasonably satisfactory to Seller; and

(vi) Seller shall deliver to Buyer evidence of the release of the Encumbrances set forth on Schedule 3.7(b).

(c) Post-Signing Actions and Deliveries.

(i) Concurrently with the execution of this Agreement, the parties hereto are executing and delivering the Interim License. Promptly after the date hereof, Buyer shall commence the certification and conformance process required by the American Association of Airport Executives (the “AAAE Certification”) and Seller shall assist in such process as set forth in the Interim License; and

(ii) Promptly after the date hereof, Seller and Buyer shall file with the Department of Homeland Security (“DHS”) an application for the transfer of Seller’s Safety Act Certification to Buyer.

Section 2.7. Taxes and Fees. Buyer shall pay up to $20,000 of any sales/use taxes, transfer taxes, excise taxes, tariffs, stamp taxes, conveyance taxes, mortgage taxes, intangible taxes, documentary recording taxes, license and registration fees, value added taxes and recording fees imposed by any Governmental Authority upon the transfer of the Transferred Assets hereunder or the filing of any instruments, and Seller shall pay any such taxes and fees in excess of $20,000. Seller and Buyer agree to reasonably cooperate with each other to enable the parties to more accurately determine their tax obligations under this Section 2.7.

Section 2.8. Allocation of Purchase Price. Seller and Buyer agree to use their best efforts to agree to an allocation of the Purchase Price and Assumed Liabilities among the Transferred Assets (tangible and intangible) on the basis of an allocation (the “Allocation”) to be agreed upon by the parties prior to the Closing Date. Seller and Buyer agree to report, pursuant to Section 1060 of the Code and the regulations promulgated thereunder or any other similar provision under state, local or foreign law, as and when required, the Allocation of the Purchase Price among the Transferred Assets in a manner entirely consistent with such Allocation in the preparation and filing of all Tax Returns (including IRS Form 8594). In any proceeding related to the determination of any Tax, neither Seller nor Buyer shall contend or represent that such Allocation is not a correct allocation.

Section 2.9. Third Party Consents. In the event that Seller’s rights under any Assumed Contract or Assumed License may not be assigned without the consent of any Person and such consent has not been obtained (such Assumed Contract or Assumed License being herein referred to as “Restricted Contracts”), neither this Agreement nor any Transaction

Document shall constitute an agreement to assign such Restricted Contract if an attempted assignment would constitute a breach thereof or be unlawful. Seller and Buyer shall cooperate and use all commercially reasonable efforts to obtain all such required consents as promptly as possible. If any such consent is not obtained, the Closing shall proceed and Buyer shall pay the full Purchase Price, without the assignment of such Restricted Contract (and the failure to obtain such consent and the failure to assign such contract shall not constitute a breach of this Agreement by Seller), and, to the maximum extent permitted by law and under such Restricted Contracts, at the Closing Seller and Buyer shall enter reasonable arrangements designed to provide the benefits of such Restricted Contracts to Buyer and to cause Buyer to be responsible for the burdens of such contracts. If and when such a consent to assignment is obtained, such Restricted Contract shall be deemed assigned to Buyer at no additional cost to Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

Section 3.1. Organization and Authority of Seller.

(a) Seller has been duly incorporated, is validly existing and is in good standing under the laws the State of Delaware, with the requisite corporate power and authority to conduct its business (including the Business) as it is presently being conducted and to own, operate or lease the Transferred Assets. Seller is duly qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted by it or the property it owns, leases or operates requires it to qualify to do business as a foreign corporation.

(b) Seller has the full corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery of and performance of the obligations under this Agreement and the Transaction Documents have been duly authorized by Seller. This Agreement has been, and the Transaction Documents to be executed by Seller will be, at the time of their respective execution and delivery, duly executed and delivered by or on behalf of Seller and constitute, or will constitute, at the time of their respective execution and delivery, legal, valid and binding agreements of Seller, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no other proceedings on the part of Seller are necessary to authorize this Agreement or the Transaction Documents and the consummation of the transactions contemplated hereby or thereby. Seller has not (i) filed or had filed against it a petition in bankruptcy or a petition to take advantage of any other insolvency act, (ii) admitted in writing its inability to pay its debts generally, (iii) made an assignment for the benefit of creditors, (iv) consented to the appointment of a receiver for itself or any substantial part of its property, or (v) generally committed any act of insolvency (including the failure to pay obligations as they become due) or bankruptcy.

Section 3.2. No Conflict. Neither the execution and delivery of this Agreement and the Transaction Documents nor compliance by Seller with their terms and provisions will, directly or indirectly, (a) violate any provision of the certificate of incorporation or by-laws of Seller; (b) violate any law, statute or regulation or any injunction, order or decree of any Governmental Authority to which Seller is subject except, in all cases, such violations that would not prohibit or materially impair Seller’s ability to perform its obligations under this Agreement or a Transaction Document; or (c) assuming the notices and consents described in Schedule 3.2 have been given or received, as the case may be, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the Transferred Assets.

Section 3.3. Litigation. Except as set forth in Schedule 3.3, there is no Proceeding, in law or in equity, pending or, to Seller’s Knowledge, threatened against Seller (i) with respect to the Business, any Transferred Asset or any Assumed Liability, (ii) against, relating to or that challenges the validity or propriety of the transactions contemplated by this Agreement or by any Transaction Document or the right of Seller to enter into any of them or to consummate the transactions contemplated hereby or thereby, (iii) that could cause Buyer to become subject to or to become liable for the payment of any Tax or (iv) that could result in the imposition of any Encumbrance on any Transferred Asset. Except as set forth in Schedule 3.3 hereto, there are no material unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) that relate primarily to the Transferred Assets, the Assumed Liabilities or the Business.

Section 3.4. Compliance with Law. The conduct of the Business complies in all material respects with all laws, ordinances and regulations of any Governmental Authority applicable thereto (“Laws”), no Proceeding has been filed or commenced against Seller alleging any failure so to comply, and all material Governmental Approvals, permits and licenses required to conduct the Business have been obtained, are valid and are in full force and effect and are being complied with. Schedule 3.4 lists all Governmental Approvals that are necessary for the conduct of the Business by Seller as it is currently being conducted or the ownership by Seller of the Transferred Assets.

Section 3.5. Contracts. Each Assumed Contract, Assumed License and Assumed Lease is valid and is in full force and effect in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as set forth in Schedule 3.5, neither Seller, nor to Seller’s Knowledge any other party, is in default, violation or breach of any Assumed Contract, Assumed License or Assumed Lease in any material respect, and to Seller’s Knowledge, no event has occurred and is continuing that constitutes, or with notice or the passage of time or both would constitute, a default, violation or breach in any material respect under any Assumed Contract, Assumed License or Assumed Lease.

Section 3.6. Consents and Approvals. The execution, delivery and performance of this Agreement and the Transaction Documents by Seller do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any

Governmental Authority or other Person, except (a) as set forth in Schedule 3.6, (b ) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Seller of the transactions contemplated by this Agreement and the Transaction Documents and (c) as may be necessary as a result of facts or circumstances relating solely to the Buyer.

Section 3.7. Title and Condition of Transferred Assets.

(a) Seller owns, leases or has legal right to use all the Transferred Assets, and all Transferred Assets are free of all Encumbrances other than (i) Encumbrances imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith, (ii) Encumbrances securing the payment of Taxes which are either not delinquent or which are being contested in good faith by appropriate proceedings, as set forth on Schedule 3.7(a), (iii) Encumbrances for current Taxes not yet due and payable and (iv) those Encumbrances which shall be released at Closing and are set forth on Schedule 3.7(b) ((i) though (iii) being the “Permitted Encumbrances”). Seller is not a party to any outstanding Contract or other arrangement giving any Person any present or future right to require Seller to transfer to any Person any ownership or possessory interest in, or to grant any lien on, any of the Transferred Assets, other than pursuant to this Agreement.

(b) The Equipment is in good condition and repair (ordinary wear and tear excepted) and is adequate for the uses to which it is being put to use.

Section 3.8. Sufficiency of Transferred Assets The Transferred Assets, together with (i) the Excluded Assets listed on Schedule 3.8, (ii) the Governmental Approvals listed on Schedule 3.4, (iii) the services contemplated to be provided under the Services Agreement, (iv) the employees and facilities currently used by Seller in the conduct of the Business and (v) the Unisys Intellectual Property (as defined in the License to Seller) constitute all material properties, rights, interests and other tangible and intangible assets necessary to conduct the Business as it is currently being conducted by Seller.

Section 3.9. Intellectual Property.

(a) Except as set forth on Schedule 3.9(a), (i) Seller is the sole and exclusive owner of all right, title and interest in and to the Assigned Intellectual Property, and Seller has legally enforceable rights to use and exploit without limitation all Intellectual Property licensed to Seller under the Assumed Licenses, in each case, free and clear of all Encumbrances except Permitted Encumbrances and the Encumbrances listed on Schedule 3.7; (ii) no Person other than Seller has any right, claim or interest in or with respect to any Assigned Intellectual Property and (iii) there are no royalties, fees or other payments payable by Seller to any Person under any Contract or understanding by reason of the ownership, use, sale or disposition of the Assigned Intellectual Property or by reason of the conduct of the Business. Immediately after the Closing, Buyer will own all of the Assigned Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Seller is not in breach of any Assumed License or any Contract related to the Assigned Intellectual Property, and Seller has received no notice or other communication that Seller is in breach of any Assumed License or any such Contract. To Seller’s Knowledge, the other Person that is a party to each Assumed License or contract related to the Assigned Intellectual Property is not in breach of the applicable Assumed License or such Contract. Neither the execution, delivery or performance of this Agreement or any of the Transaction Documents, nor the consummation of the transactions contemplated hereby, will contravene, conflict with or result in an impairment of Buyer’s right to own or use any Assigned Intellectual Property or to conduct the Business under the Assumed Licenses. Except for (i) the Assumed Licenses, (ii) the licenses granted to Seller as set forth on Schedule 1.8, and (iii) the licenses to the software referred to in Section 2.2(f), Seller is not a party to any Contract pursuant to which Seller is licensed to use a third Person’s Intellectual Property in connection with the conduct of the Business as it is currently being conducted by Seller.

(c) With respect to the Assigned Intellectual Property, no Proceeding to which Seller is a party is pending or, to Seller’s Knowledge, threatened, nor has any claim, allegation, notice or statement been made that challenges the legality, validity, enforceability or use by Seller of any Assigned Intellectual Property or any Intellectual Property subject to any Assumed License.

(d) The operation of the Business as presently conducted does not infringe or misappropriate, nor, to Seller’s Knowledge, has it ever infringed or misappropriated , any Intellectual Property right of any Person. Seller has not received any notice or other communication (in writing or otherwise) that Seller (in connection with the Business), the conduct of the Business or any of the Assigned Intellectual Property has infringed upon, misappropriated or made unlawful use of any Intellectual Property right or proprietary asset owned or used by any other Person. No Person has notified Seller that Seller requires a license to such Person’s Intellectual Property specifically in connection with Seller’s conduct of the Business, and Seller has not received any unsolicited written offers to license any Person’s Intellectual Property rights specifically in connection with the conduct of the Business nor any notices that identified specific patents related to the Business as currently conducted (whether or not the notice specifically references the Business).

(e) To Seller’s Knowledge, no other Person is infringing, misappropriating or making any unlawful use of, and no Intellectual Property right of any Person infringes or conflicts with, any Assigned Intellectual Property.

(f) The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby will not give rise to any Encumbrance affecting the Assigned Intellectual Property or any right of any Person to terminate, impair or alter any of Seller’s rights in and to any Assigned Intellectual Property or the Assumed Licenses.

(g) Except for the licenses granted to third parties to the Assigned Programs as set forth on Schedule 1.1, Seller has not granted any Person, and Seller is not bound by any Contract to grant to any Person, any rights or licenses in, to or under any of the Assigned Intellectual Property or any right of first refusal or option related to the Assigned Intellectual

Property. Seller has not deposited into a technology or source code escrow any of the Assigned Intellectual Property for the benefit of any Person.

(h) No Assigned Program contains any Public Software. “Public Software” shall mean any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including without limitation any model that requires the distribution of source code to licensees, including without limitation software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

(i) Seller has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all trade secrets included in the Assigned Intellectual Property and otherwise to maintain and protect the full value of all such trade secrets, including without limitation having each Person to whom such trade secrets have been disclosed execute a confidentiality or non-disclosure agreement.

(j) Seller does not own (solely or jointly with any third party) any issued patents or patent applications that claim inventions that would be infringed by Buyer’s conduct of the Business. Seller does not have any registered copyrights for any Assigned Intellectual Property, and Seller does not have any applications for registration of copyrights for any Assigned Intellectual Property.

(k) Other than the Trademarks and the name “Unisys”, Seller has not and does not use any other trademarks, service marks or trade names in connection with the conduct of the Business. Other than the Domain Name, Seller does own any URLs or domain names that have been used by Seller solely in the conduct of the Business.

(l) The Assigned Programs constitute all of the software owned by Seller that is used by Seller exclusively in the conduct of the Business.

Section 3.10. Privacy.

(a) For purposes of this Section 3.10:

(i) “Individuals” means individual applicants to Seller’s Registered Traveler program and visitors to the Seller Site.

(ii) “Personal Information” means personal information of Individuals collected from those Individuals via the Seller Site or via other means in connection with the conduct of the Business, including, without limitation, biometric information, biographical information, name, address, telephone number, bank account and credit card information, social security number and drivers license number.

(iii) “Privacy Statement” means the Seller’s privacy policy published on the Seller Site or otherwise made available by Seller to Individuals from whom Seller collects Personal Information regarding the collection, retention, use and distribution of Personal Information.

(iv) “Seller Site” means the Seller’s public website related to the Business on the World Wide Web at www.rtgocard.com.

(v) “Terms and Conditions” means any and all of the applicant terms and conditions published on the Seller Site or otherwise made available by Seller governing Individuals’ use of and access to the Seller Site or application for, enrollment in and participation in Seller’s Registered Traveler program.

(b) A Privacy Statement is made available to all applicants to Seller’s Registered Traveler program and is posted and is accessible to Individuals at all times on the Seller Site. Seller has while conducting the Business maintained a hypertext link to a Privacy Statement from the homepage of the Seller Site and used its reasonable efforts to include a hypertext link to a Privacy Statement from every page of the Seller Site on which Personal Information is collected from Individuals. A privacy statement has been made available to all Individuals from whom Seller has collected Personal Information.

(c) The Privacy Statement is clearly written and includes, at a minimum, accurate notice to Individuals about Seller’s collection, retention, use and disclosure policies and practices with respect to Individuals’ Personal Information. The Privacy Statement is accurate and consistent with the Terms and Conditions and Seller’s actual practices with respect to the collection, retention, use and disclosure of Individuals’ Personal Information.

(d) Seller has (i) complied with the Privacy Statement as applicable to the Personal Information, (ii) complied with all applicable privacy laws and regulations regarding the collection, retention, use and disclosure of the Personal Information, and (iii) taken all appropriate and industry standard measures to protect and maintain the confidential nature of the Personal Information. For so long as Seller has conducted the Business, Seller has had in place adequate technological and procedural measures to protect the Personal Information against loss, theft and unauthorized access or disclosure. Seller has not and does not knowingly collect information from or target children under the age of thirteen. Other than to provide Personal Information to the Transportation Security Administration as required to process an Individual’s application to Seller’s Registered Traveler program, Seller has not and does not sell, rent or otherwise make available to any Person any Personal Information.

(e) Other than as constrained by the Privacy Statement and by applicable Laws, Seller is not restricted in its use and/or distribution of Personal Information collected by Seller.

(f) Aside from the Privacy Statement and any applicable Laws, neither Seller nor any of its subsidiaries is party to any Contract, or is subject to any other obligation that,

following the consummation of the transactions contemplated by this Agreement and the Transaction Documents, would prevent Buyer and/or its Affiliates from using the Personal Information in a manner consistent with applicable privacy Laws regarding the disclosure and use of Personal Information. No Proceedings have arisen regarding the Privacy Statement or Seller’s use or disclosure of Personal Information, and Seller has received no notice of, nor has any Knowledge of, any such Proceedings.

(g) The Terms and Conditions are posted and are accessible to Individuals at all times on the Seller Site. No Proceedings have arisen regarding the Terms and Conditions or the implementation thereof, and Seller has received no notice of, nor has any Knowledge of, any such Proceedings.

(h) Upon compliance with Section 5.12 hereof, Seller will have the full power and authority to transfer to Buyer the Personal Information in Seller’s possession or control and such transfer will not result in a breach or violation of the Privacy Statement or violation of any applicable Law.

Section 3.11. Environmental and Safety Matters. Seller has complied with and is currently in compliance with all Environmental and Safety Requirements applicable to the operation of the Business and the use or ownership of the Transferred Assets, and Seller has not received any written notice, report or information regarding any violations of or any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements that relate to the Business or the Transferred Assets. Seller has not, either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements applicable to the operation of the Business or the use or ownership of the Transferred Assets. No environmental lien has attached to any property owned, leased or operated by Seller relating to the operation of the Business.

Section 3.12. Brokers and Finders. Seller has not engaged any broker, finder or investment banker or incurred any liability, contingent or otherwise, for any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or any of the transactions contemplated by this Agreement or the Transaction Documents.

Section 3.13. Taxes.

(a) There are no Encumbrances for any Taxes on the Transferred Assets other than Permitted Encumbrances.

(b) There is no Proceeding or audit now pending against Seller primarily relating to the Transferred Assets or the Business, in respect of any Tax, and there is no matter under discussion with any federal, state or local taxing authority relating to any Tax or assessment or any claim for additional Tax, asserted by any such authority against Seller for any Taxes primarily relating to the Transferred Assets or the Business.

(c) With respect to the Business and the Transferred Assets, (i) Seller has filed or caused to be filed in a timely manner (within any applicable extension periods), all Tax Returns with respect to any Tax which is required to be filed by or on behalf of Seller relating to the Transferred Assets; (ii) each such Tax Return is true, correct and complete in all material respects and (iii) all Taxes which have become due by or with respect to Seller have been timely paid in full.

(d) With respect to the Business and the Transferred Assets, no claim has ever been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by the Governmental Authority.

(e) Seller has withheld or collected and paid over to the appropriate Governmental Authority or is properly holding for such payment all taxes required by Law to be withheld or collected in connection with the operation of the Business and the Transferred Assets (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign laws).

(f) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency relating to the Business and Transferred Assets.

Section 3.14. No Other Liabilities. Except for the Assumed Liabilities, there is no Seller debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not the amount thereof is readily ascertainable, that will become a liability or obligation of Buyer following the Closing.

Section 3.15. Complete Copies. The copies of all instruments, Contracts, other documents and written information delivered by or on behalf of Seller to Buyer in connection with this Agreement are complete and correct in all material respects.

Section 3.16. Solvency. Seller is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement.

Section 3.17. No Other Representations or Warranties. EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, (A) SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATING TO THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO VALUE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FOR ORDINARY PURPOSES, OR ANY OTHER MATTER, (B) SELLER MAKES NO, AND HEREBY DISCLAIMS ANY, OTHER REPRESENTATION OR WARRANTY REGARDING THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS AND (C) THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES, AND THE BUSINESS BEING TRANSFERRED TO BUYER ARE CONVEYED ON AN “AS IS, WHERE IS” BASIS, AND BUYER SHALL RELY UPON ITS OWN EXAMINATION THEREOF.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in Buyer’s disclosure schedule delivered to Seller by Buyer at or prior to Closing (which indicates the specific subsection of this Article IV to which each disclosure or exception is made), Buyer represents and warrants to Seller as follows:

Section 4.1. Organization and Authority of Buyer. Buyer has been duly incorporated, is validly existing and is in good standing under the laws of the State of Delaware. Buyer has the full corporate power and authority to enter into this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery of and performance of the obligations under this Agreement and the Transaction Documents have been duly authorized by Buyer. This Agreement has been, and the Transaction Documents will be, at the time of their respective execution and delivery, duly executed and delivered by Buyer and constitutes, or will constitute, at the time of their respective execution and delivery, legal, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or the Transaction Documents and the consummation of the transactions contemplated hereby or thereby.

Section 4.2. No Conflict. Neither the execution and delivery of this Agreement and the Transaction Documents nor compliance by Buyer with their terms and provisions will, directly or indirectly, (a) violate any provision of the certificate of incorporation or by-laws or other similar organizational document of Buyer; (b) violate any law, statute or regulation or any injunction, order or decree of any Governmental Authority to which Buyer is subject except, in all cases, such violations that would that not prohibit or materially impair Buyer’s ability to perform its obligations under this Agreement or a Transaction Document, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on Buyer.

Section 4.3. Consents and Approvals. The execution, delivery and performance of this Agreement and the Transaction Documents by the Buyer do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Buyer of the transactions contemplated by this Agreement and the Transaction Documents and (b) as may be necessary as a result of facts or circumstances relating solely to Seller.

Section 4.4. Brokers and Finders. Buyer has not engaged any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or any of the transactions contemplated by this Agreement or the Transaction Documents, except for such Persons, the fees and expenses of which will be paid by Buyer.

Section 4.5. Financial Capability. Buyer has or will have sufficient funds or capital commitments in place to purchase the Business and the Transferred Assets on the terms and conditions contained in this Agreement. Buyer is not, and on the Closing Date will not be, insolvent.

Section 4.6. Litigation. There is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to Buyer’s knowledge, any investigation by) any governmental or other instrumentality or agency, pending or, to Buyer’s knowledge, threatened, against Buyer relating to the transactions contemplated hereby. Buyer is not subject to any judgment, order or decree entered in any lawsuit or proceeding relating to the transactions contemplated hereby.

ARTICLE V

CERTAIN COVENANTS OF SELLER AND BUYER

Section 5.1. Governmental Matters.

(a) Seller and Buyer will cooperate and use commercially reasonable efforts to make on a timely basis all registrations, filings and applications, to give all notices and to obtain any governmental transfers, approvals, orders, qualifications and waivers necessary or desirable from Governmental Authorities for the consummation of the transactions contemplated hereby, including, without limitation, those matters referred to in Section 2.6(c); provided, however, that neither Seller nor any of its Affiliates shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person.

(b) Buyer agrees to (i) diligently pursue the AAAE Certification and to promptly pay any fees required in connection therewith and (ii) satisfy any insurance requirements imposed by DHS in connection with the transfer of Seller’s Safety Act Certification to Buyer.

(c) Seller agrees to maintain its Safety Act Certification from the date hereof through the period during which the application to DHS to transfer it to Buyer is pending.

Section 5.2. Conduct of Business. From the date hereof through the Closing, except as contemplated by this Agreement, as set forth in Schedule 5.2 or with Buyer’s prior written consent (which consent or approval shall not be unreasonably withheld or delayed), Seller shall (i) operate the Business in the ordinary course and (ii) use its commercially reasonable efforts to preserve and maintain its relationships with the customers and suppliers of the Business, and, without limiting the generality of the foregoing, Seller shall not take any of the following actions from the date hereof through the Closing with respect to the Business:

(i) extend, materially modify, terminate or renew any Assumed Lease, Assumed License or Assumed Contract;

(ii) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any material Transferred Assets, or any interests therein; or

(iii) fail to comply in any material respect with Laws applicable to the Business.

Section 5.3. Access to Books and Records and Personnel. For a period of seven years following the Closing Date (or such longer period as may be required by any Governmental Authority or legal proceeding), Buyer shall not dispose of or destroy any of the Books and Records, or, if Buyer wishes to do so, Buyer shall first notify Seller and give Seller a reasonable opportunity to take possession of such Books and Records. Buyer shall allow Seller, and any of its directors, officers, employees, counsel, representatives, accountants and auditors, reasonable access to all Books and Records that are transferred to it in connection herewith, which are reasonably required by Seller for litigation, accounting, regulatory or tax matters, during regular business hours and upon reasonable notice, and Seller shall have the right to make copies of any such records and files, subject to appropriate confidentiality restrictions. In addition, after the Closing, Seller shall provide to Buyer access, during regular business hours and upon reasonable notice, to such accounting, financial and other books and records of Seller that are reasonably required by Buyer in connection with Buyer’s reporting obligations under applicable accounting, regulatory, or tax Laws.

Section 5.4. Cooperation. Seller and Buyer shall provide each other, as promptly as practicable, with such assistance as may reasonably be requested by them in connection with the preparation of any Tax return, any Tax audit or other examination by any taxing authority, or any judicial or administrative proceedings related to liability for Taxes. Seller and Buyer shall retain and provide each other with any records or information that may be relevant to such preparation, refund claim, audit, examination, proceeding or determination. Buyer and Seller, upon request, shall each use commercially reasonable efforts to obtain any certificate or other document from any taxing authority, or customer or any other person as may be necessary properly to mitigate, reduce or eliminate any Taxes (including related interest and penalties) that would otherwise be imposed with respect to the transactions contemplated hereby.

Section 5.5. Payments Received. Any payments received by Buyer after the Closing that relate to the Excluded Assets shall be promptly delivered to Seller. Any payments received by Seller after the Closing that relate to the Transferred Assets shall be promptly delivered to Buyer.

Section 5.6. Non-Solicitation; Non-Compete.

(a) For a period of two (2) years from the Closing Date, neither party nor such party’s Affiliates will, directly or indirectly, solicit the employment of, hire, or retain as a consultant, any employee of the other party or any Affiliate of such other party who was or is involved in the Business without the prior written consent of such other party. Generalized searches for employees, not directed towards such employees, through the use of advertisements in the media, Web site job postings, or through the engagement of firms to conduct searches, shall not constitute solicitation for purposes of this Section 5.6.

(b) (i) For a period beginning at the Effective Time and ending on December 31, 2015, neither Seller nor any of Seller’s Affiliates shall engage, directly or indirectly, in a business that designs solutions for and/or operates a program in the Field of Use (a “Competitive Business”) anywhere in the United States without the prior written consent of Buyer.

(ii) Each of the following activities, without limitation, shall be deemed to constitute “engaging in” a business: to engage in, carry on, work with, be employed by, consult for, solicit customers for, have an equity interest in, advise, lend money to, guarantee the debts or obligations of, sell or license Intellectual Property to, or permit one’s name or any part thereof to be used in connection with, such business.

(iii) “Field of Use” means any one of the following programs alone or in combination with another:

(A) The TSA’s (or any successor agency’s or department’s) Registered Traveler (RT) program (and any successor program) that provides secure access and/or expedited security screening for passengers using an RT card or other medium or method, as such RT program exists as of the Closing Date and as such RT program expands over time;

(B) Programs that use the RT Central Information Management System (CIMS) (or any successor or substantially similar system) operated by the American Association of Airport Executives (or any successor association or entity or a substantially similar association or entity) to process enrollments by passengers to a program directed at facilitating secure access and/or expedited security screening; and;

(C) Any other program that is a natural extension of the RT program or such other program described in (B) above to any mode of transportation or travel (e.g., air, train, bus, cruise ship, etc.) for which a natural person pays a fee to the service provider to participate in the program.

The Field of Use shall not include secure access and/or expedited security screening programs deployed and operated (as opposed to administered and overseen) by or on behalf of a Governmental Authority.

(c) Notwithstanding the provisions of this Section 5.6, (i) ownership by Seller or any of its Affiliates of securities having no more than ten percent (10%) of the outstanding voting power of any Competitive Business which are listed on any national securities exchange, (ii) the acquisition by Seller or any of its Affiliates (by merger, acquisition of assets or stock, consolidation or other business combination) of a Person that is engaged in a Competitive Business, provided that the Competitive Business is not a material part of such Person’s business, (iii) working with, consulting for, advising or otherwise engaging in business with a Person that is engaged in a Competitive Business as well as in other business activities, provided that the engagement by Seller with such Person is related only to a business activity of such Person other than the Competitive Business, or (iv) any engagement with any Person if such engagement is unrelated to the Field of Use, shall not be deemed to be in violation of this Section 5.6.

(d) Seller agrees that the terms and time period provided for, and the geographical area encompassed by, the covenants contained in this Section 5.6 are necessary and reasonable in order to protect Buyer in the conduct of the Business and the utilization of the Transferred Assets, and that in the event any covenant or other provision contained herein shall be deemed to be illegal, unenforceable or unreasonable by a court or other tribunal of competent jurisdiction with respect to any part of the time period provided for or the geographical area encompassed by such covenant or provision, each of the parties hereto agrees and submits to the reduction of said time period or territorial restriction to such time period or area as said court shall deem reasonable. Seller further agrees and acknowledges that remedies at law for any breach of its obligations under this Section 5.6 are inadequate and that in addition thereto Buyer shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach without the necessity to post any bond.

Section 5.7. Further Assurances; Notification. Each party will cooperate with the other party and will execute and deliver to the other party such other instruments and documents and take such other actions as the other party may reasonably request from time to time in order to carry out, evidence and confirm the intended purposes of this Agreement. Each of Seller and Buyer shall give prompt notice to the other of the occurrence or failure to occur of an event that would cause any condition to the consummation of the transactions contemplated hereby not to be satisfied.

Section 5.8. Public Announcements. Except as may be required by Law or stock market regulations, (i) the first press release announcing the transactions contemplated hereby shall be issued only in such form and at such time as shall be mutually agreed upon by Buyer and Seller and (ii) Buyer and Seller shall each use reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to such transactions or this Agreement, provided, however, that the parties may disclose information contained in the first press release without additional consultation.

Section 5.9. Contract Matters. Buyer and Seller shall use their respective commercially reasonable best efforts, and cooperate with each other, to obtain as promptly as practicable all consents, novations or waivers from third parties required in order to consummate the transactions contemplated by this Agreement.

Section 5.10. Confidentiality. The Confidentiality Agreement shall remain in full force and effect until and after the Closing in accordance with its terms, provided that after the Closing, Buyer shall not be obligated thereunder to treat as confidential any information relating primarily to the Business, the Transferred Assets or the Assumed Liabilities. Notwithstanding the foregoing or any terms of the Confidentiality Agreement to the contrary, Buyer shall be permitted to publicly file copies and written summaries of this Agreement and the Transaction Documents with the Securities and Exchange Commission as necessary or appropriate to comply with its obligations under the U.S. federal securities laws. From and after the Closing, Seller shall, and shall cause its officers, directors, employees and Affiliates to, keep confidential and not disclose to any other Person any trade secrets or other confidential or proprietary information in their possession or control related exclusively to the Business or related to the Transferred Assets, including without limitation the source code for the Assigned Programs and all related documentation (the “Buyer Confidential Information”) and shall treat all such trade secrets and other confidential and proprietary information with the same degree of care as Seller accords to Seller’s own confidential information, but not less than reasonable care. Seller shall disclose the Buyer Confidential Information only to those of its employees and contractors who have a need to know the Buyer Confidential Information. Seller certifies that each such employee will have agreed, either as a condition of employment or in order to obtain the Buyer Confidential Information, to be bound by terms and conditions substantially similar to those terms and conditions applicable to Seller in this Section. Seller shall immediately give written notice to Buyer of any unauthorized use or disclosure of any Buyer Confidential Information. The obligation of Seller under this Section 5.10 shall not apply to information which Seller can show (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 5.10 or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case (x) Seller shall notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of Buyer Confidential Information, (y) Seller shall take all steps reasonably necessary to minimize the amount of Buyer Confidential Information to be disclosed and (z) any such disclosure shall not be considered to be a waiver of confidentiality for other purposes. A breach of this Section will cause irreparable and continuing damage to Buyer for which money damages are insufficient, and Buyer shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including money damages if appropriate). The terms in this Section shall continue in perpetuity notwithstanding anything to the contrary in this Agreement or in the Confidentiality Agreement. In the event of any conflict between the terms in this Section and the terms in the Confidentiality Agreement, the terms in this Section shall control.

Section 5.11. Unisys Name. Buyer acknowledges and agrees that neither this Agreement nor the sale of the Transferred Assets grants Buyer any right, title or interest whatsoever in or to the Unisys mark or logo, and, except with the prior written consent of Seller, Buyer shall not use the Unisys mark or logo in the conduct of the Business following the Closing, except that Buyer may make such references to Seller as are necessary or appropriate in connection with regulatory filings and disclosures.

Section 5.12. Notification to Members. Promptly after the date of this Agreement, Seller shall notify participants in its Registered Traveler program of the transfer of the Transferred Assets to Buyer. Such notice will provide that if the participant does not object within 14 days to the transfer of such participant’s Personal Information, the participant will be deemed to have consented to such transfer. Seller will refund a pro rata portion of the participant’s membership fees to any participant who objects to the transfer of such participant’s Personal Information and will not transfer any of that participant’s Personal Information to Buyer.

Section 5.13. Tax Matters. Seller shall cause to be prepared and filed all corporation income or franchise Tax Returns required to be filed with respect to Seller for taxable periods ending prior to or on the Closing Date and including amended returns, applications for loss carryback refunds and applications for estimated Tax Refunds (all such income and franchise Tax Returns, amended returns and refund applications are referred to as the “Prior Period Returns”). The Prior Period Returns shall be prepared, where relevant, in a manner consistent with Seller’s past practices except as otherwise required by applicable law. Buyer shall make available to Seller (and to Seller’s accountants and attorneys) any and all books and records and other documents and information in its possession or control relating to Seller reasonably requested by Seller to prepare the Prior Period Returns. Buyer shall be responsible for all Taxes for the period after the Closing Date.

ARTICLE VI

CONDITIONS TO THE PURCHASE AND SALE

Section 6.1. Conditions to the Purchase and Sale Relating to Buyer. The obligation of Buyer at the Closing to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Buyer on or prior to the Closing Date of each of the following conditions:

(a) The representations and warranties of Seller set forth in this Agreement that are qualified by reference to any materiality qualifier shall be true and correct in all respects and all such representations and warranties not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date).

(b) Each of the covenants of Seller to be performed on or prior to the Closing Date (disregarding any materiality qualifiers therein) shall have been duly performed in all material respects.

(c) There shall not have been issued and be in effect any order, decree or judgment of any court or tribunal of competent jurisdiction that makes the consummation of the purchase and sale of the Transferred Assets illegal.

(d) The lessor under the Assumed Lease shall have consented to the transfer of the Assumed Lease to Buyer.

(e) Buyer shall have obtained its AAAE Certification.

(f) DHS shall have approved the transfer of Seller’s Safety Act Certification to Buyer.

(g) Seller shall have provided to Buyer evidence of the release, concurrently with the Closing, of the Encumbrances set forth on Schedule 3.7(b).

Section 6.2. Conditions to the Purchase and Sale Relating to Seller. The obligation of Seller at the Closing to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Seller on or prior to the Closing Date of each of the following conditions:

(a) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except (i) that representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date and (ii) as contemplated or permitted by this Agreement to change between the date of this Agreement and the Closing Date).

(b) Each of the covenants of Buyer to be performed on or prior to the Closing Date (disregarding any materiality qualifiers therein) shall have been duly performed in all material respects.

(c) There shall not have been issued and be in effect any order, decree or judgment of any court or tribunal of competent jurisdiction which makes the consummation of the purchase and sale of the Transferred Assets illegal.

(d) The lessor under the Assumed Lease shall have consented to the transfer of the Assumed Lease to Buyer.

(e) Buyer shall have obtained its AAAE Certification.

(f) DHS shall have approved the transfer of Seller’s Safety Act Certification to Buyer.

ARTICLE VII

AMENDMENT AND WAIVER

Section 7.1. Amendment and Modification. This Agreement may be amended or modified only in writing, signed by Seller and Buyer.

Section 7.2. Waiver. Either Seller or Buyer may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument executed by the party granting such extension or waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

Section 8.1. Survival of Representations and Warranties.

(a) The representations and warranties made by Seller or Buyer herein or in any certificate delivered pursuant hereto shall in no manner be limited by any investigation of the subject matter thereof made by or on behalf of either party and shall survive the Closing and continue in full force and effect until 5:00 p.m. Pacific Time on the date that is eighteen (18) months after the Closing Date; provided, however, that (i) the representations set forth in Sections 3.1 (Organization and Authority of Seller), 3.2 (clause (a) only)(No Conflicts), 4.1 (Organization and Authority of Buyer) and 4.2 (clause (a) only)(No Conflicts) shall survive the Closing indefinitely and (ii) the representations set forth in Sections 3.7 (Title), 3.10 (Privacy) and 3.13 (Taxes) shall survive until the expiration of the applicable statute of limitations, if later (the “Indemnification Period”). In the event that any claim for indemnification under this Article VIII shall have been given within the applicable Indemnification Period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

(b) The obligations of Seller to indemnify Buyer Indemnified Parties for any Losses pursuant to Section 8.2(a)(i) hereof is subject to the condition that Seller shall have received a Claim Notice for all such Losses for which such indemnity is sought prior to the expiration of the Indemnification Period. For purposes of this Agreement, a “Claim Notice” relating to a particular representation or warranty shall be deemed to have been given if a Buyer Indemnified Party, acting in good faith, delivers to Seller a written notice stating that such Buyer Indemnified Party believes that there is or has been or is likely to be a possible breach of such representation or warranty and containing (i) a brief description of the circumstances supporting such Buyer Indemnified Party’s belief that there is or has been or is likely to be such a possible breach and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Losses that have arisen and may arise as a result of such possible breach.

Section 8.2. Indemnification by Seller.

(a) Subject to the terms, conditions and limitations of this Article VIII, Seller agrees to indemnify, defend and hold harmless Buyer Indemnified Parties from, against, and shall compensate and reimburse each Buyer Indemnified Party, in the manner described in this Article VIII, for and in respect of any and all losses, claims, damages, liabilities, reasonable out-of-pocket costs and expenses, including reasonable legal fees and expenses (“Losses”) asserted against, relating to, imposed upon or incurred by any Buyer Indemnified Party by reason of, resulting from, based upon or arising out of, whether directly or indirectly, (i) the breach of any representation or warranty of Seller contained in or made pursuant to this Agreement or any certificate delivered by Seller in connection with this Agreement, (ii) the breach of any covenant or obligation of Seller set forth in this Agreement, (iii) any liability of Seller other than the Assumed Liabilities, or (iv) any Proceeding relating to any breach, alleged breach, liability or matter of the type referred to above (including any Proceeding commenced by any Buyer

Indemnified Party for the purpose of enforcing any of its rights under this Article VIII) (collectively, “Buyer Indemnifiable Losses”).

(b) Notwithstanding anything to the contrary contained in this Agreement, no claim for Losses shall be made by Buyer under Section 8.2(a)(i): (i) unless Seller receives a Claim Notice during the Indemnification Period, (ii) unless the aggregate of such Losses shall exceed one hundred thousand dollars ($100,000) (at which point Seller shall become liable for the aggregate Losses, and not just amounts in excess of one hundred thousand dollars ($100,000)), and (iii) for any Losses suffered, incurred or sustained by any Buyer Indemnified Party or to which any of them becomes subject to the extent such Losses arise from or were caused by Buyer’s breach of any covenant or obligation of Buyer set forth in this Agreement.

(c) Notwithstanding anything to the contrary contained in this Article VIII, the aggregate liability of Seller hereunder for any breaches of any representation or warranty under Article III hereof shall not exceed two million dollars ($2,000,000).

Section 8.3. Indemnification by Buyer.

(a) Subject to the terms, conditions and limitations of this Article VIII, Buyer agrees to indemnify, defend and hold harmless Seller Indemnified Parties from, against, and shall compensate and reimburse each Seller Indemnified Party, in the manner described in this Article VIII, for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by any Seller Indemnified Party by reason of, resulting from, based upon or arising out of, whether directly or indirectly, (i) the breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement or any certificate delivered by Buyer in connection with this Agreement, (ii) the breach of any covenant or obligation of Buyer set forth in this Agreement, (iii) the Assumed Liabilities, or (iv) any Proceeding relating to any breach, alleged breach, liability or matter of the type referred to above (including any Proceeding commenced by any Seller Indemnified Party for the purpose of enforcing any of its rights under this Article VIII) (collectively, “Seller Indemnifiable Losses”).

(b) Notwithstanding anything to the contrary contained in this Agreement, no claim for Losses shall be made by Seller under Section 8.3(a)(i): (i) unless Buyer receives a Claim Notice during the Indemnification Period, (ii) unless the aggregate of such Losses shall exceed one hundred thousand dollars ($100,000) (at which point Buyer shall become liable for the aggregate Losses, and not just amounts in excess of one hundred thousand dollars ($100,000)), and (iii) for any Losses suffered, incurred or sustained by any Seller Indemnified Party or to which any of them becomes subject to the extent such Losses arise from or were caused by Seller’s breach of any covenant or obligation of Seller set forth in this Agreement.

(c) Notwithstanding anything to the contrary contained in this Article VIII, the aggregate liability of Buyer hereunder for any breaches of any representation or warranty under Article IV hereof shall not exceed two million dollars ($2,000,000).

Section 8.4. Third Party Claims. Should any claim be made, or suit or Proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against a Buyer Indemnified Party or Seller Indemnified Party that, if prosecuted successfully, would be a matter for which a Buyer Indemnified Party or a Seller Indemnified Party is entitled to indemnification under this Agreement (a “Third Party Claim”), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

(a) The Indemnified Party shall give the Indemnifying Party written notice of any such Third Party Claim promptly after receipt by such Indemnified Party of notice thereof. Any delay in giving notice hereunder that does not materially prejudice the Indemnifying Party shall not affect the Indemnified Party’s rights to indemnification hereunder. The Indemnifying Party may, at its option, (i) undertake control of the defense thereof by counsel of its own choosing, or (ii) decline to assume control of but participate in the defense thereof. If the Indemnifying Party assumes control of the defense thereof, the Indemnified Party may participate in the defense through its own counsel at its own expense. If the Indemnifying Party declines to control but elects to participate in the defense thereof, the Indemnified Party may control the defense and have its expenses promptly reimbursed by the Indemnifying Party. Notwithstanding the foregoing, if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party (upon and in conformity with advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, or the Indemnifying Party shall not have retained counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim, the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party so determines counsel is required and have its expenses promptly reimbursed by the Indemnifying Party. An election to assume the defense of such Third Party Claim shall not be deemed an admission that the Indemnifying Party is liable to the Indemnified Party in respect of such Third Party Claim.

(b) Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

(c) Unless an Indemnifying Party has failed to fulfill its obligations under this Article VIII, no settlement by an Indemnified Party of a Third Party Claim shall be made without the prior written consent by or on behalf of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party has assumed the defense of a Third Party Claim as contemplated by Section 8.4(a), the Indemnifying Party may settle such Third Party Claim so long as terms includes full release of all claims against the Indemnified Party.

Section 8.5. Insurance Proceeds. If an Indemnified Party receives insurance proceeds for a claim as a result of Losses, relating to a matter for which the Indemnified Party has also been indemnified hereunder, such Indemnified Party shall promptly pay the amount of such insurance proceeds to the Indemnifying Party, up to the amount previously paid by such Indemnifying Party to such Indemnified Party as indemnification hereunder in relation to such matter, or if such Indemnifying Party has not yet satisfied the indemnification claim of the Indemnified Party, the amount such Indemnifying Party is obligated to pay the Indemnified Party with respect to such matter shall be reduced by the amount of such insurance proceeds that such Indemnified Party has received.

Section 8.6. Exclusive Remedy. Nothin contained in this Article VIII shall limit any remedy to which either Seller or Buyer may be entitled against the other for fraud or intentional misrepresentation. In the absence of such fraud or intentional misrepresentation, the indemnification rights of the parties under this Article VIII shall be the parties’ exclusive rights and remedies at law hereunder but are independent of and in addition to any equitable rights or remedies available to the parties.

Section 8.7. No Consequential Damages. Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party for indirect, special consequential, incidental, unforeseen or punitive damages or for diminution in value that arise out of or relate to this Agreement or the performance or breach thereof or any liability retained or assumed hereunder.

Section 8.8. Treatment of Indemnification Payments. Any payments made pursuant to this Article VIII shall be treated by Seller and Buyer as an adjustment to the Purchase Price, and Seller and Buyer agree not to take any position inconsistent therewith for any purpose.

Section 8.9. No Set-Off. Neither Buyer nor Seller shall have any right to set-off any Losses (including indemnification obligations under this Article VIII) against any payments to be made by either of them pursuant to this Agreement, the Transaction Documents, or otherwise.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Buyer and Seller;

(b) by either Buyer or Seller if the Closing Date shall not have occurred on or before December 31, 2007; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of the failure of the Closing Date to have occurred on or prior to such date or of such condition not to be satisfied.

Section 9.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, (i) all obligations of the parties hereunder shall terminate, provided, however that notwithstanding anything to the contrary herein, this Section 9.2, and Sections 9.3, 9.10 and 9.11 hereof shall survive such a termination, and neither party shall be relieved from liability for any breach of its obligations hereunder prior to such termination and the applicable provisions of and limitations in Article VIII shall apply to any claim for such liability, and (b) all filings, applications and other submissions made in furtherance of the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the Person to which made.

Section 9.3. Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Buyer shall upon request from Seller promptly return to Seller all books, records and documents (including all copies, if any, thereof) furnished by Seller, or any of its agents, employees, or representatives, and shall not use or disclose the information contained in such books, records or documents for any purpose or make such information available to any other entity or person.

Section 9.4. Expenses. Except as set forth in Section 2.7 or as otherwise agreed by the parties in writing, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation and execution of this Agreement and consummation of the transactions contemplated hereby.

Section 9.5. Assignment. Neither party may assign or delegate this Agreement or any of its rights or obligations hereunder. Any attempted assignment or delegation in contravention hereof shall be null and void.

Section 9.6. Entire Agreement. Except as otherwise contemplated herein, this Agreement and the Transaction Documents (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof (other than the Confidentiality Agreement); and (b) are not intended to confer upon any other persons any rights or remedies hereunder. The parties acknowledge that both Buyer and Seller participated in the drafting of this Agreement and the Transaction Documents and agree that any rule of law or any legal decision that may or would require interpretation of any alleged ambiguities in this Agreement or the Transaction Documents against the party that drafted it has no application and is expressly waived. In the event of a conflict or inconsistency between the terms of this Agreement (including the representations, warranties, covenants and indemnification provisions hereof) and the terms of any other documents delivered or required to be delivered in connection with the consummation of the transactions contemplated by this Agreement, the parties acknowledge and agree that the terms of this Agreement shall supersede such conflicting or inconsistent terms (including by way of illustration and not limitation, an instance where a warranty in a deed of transfer imposes, implicitly or explicitly, greater obligations on the grantor than are imposed by the terms of this Agreement) in such other documents and the terms of this Agreement shall define the rights and obligations of the parties and their respective officers, directors, employees, stockholders and Affiliates with respect to the subject matter of such conflict or inconsistency.

Section 9.7. Schedules. The inclusion of any matter in any Schedule to this Agreement shall be deemed to be an inclusion for all purposes of this Agreement, including each representation and warranty to which it may relate, but inclusion therein shall expressly not be deemed to constitute an admission by Seller or Buyer or otherwise imply that any such matter is material, has a Material Adverse Effect or creates a measure for, or further defines the meaning of, materiality or Material Adverse Effect and their correlative terms for the purposes of this Agreement.

Section 9.8. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto. Execution may be accomplished by delivery of original or facsimile copies of the signature pages hereto or scanned copies of the signature pages in Adobe Acrobat PDF format.

Section 9.9. Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.10. Notices. All notices hereunder shall be deemed given if in writing and delivered personally or sent by facsimile transmission or by registered or certified mail (return receipt requested) to the parties at the following addresses (or such other addresses as shall be specified by like notice):

(a) if to Seller, to:

Unisys Corporation

Unisys Way

Blue Bell, PA 19424

Attention: Treasurer

Facsimile: (215) 986-3889

With a copy to:

Unisys Corporation

Unisys Way

Blue Bell, PA 19424

Attention: General Counsel

Facsimile: (215) 986-0624

(b) if to Buyer, to:

FLO Corporation

12413 Willows Road NE, Suite 300

Kirkland, WA 98034

Attention: President

Facsimile: (425) 278-1299

With a copy to:

DLA Piper US LLP

701 Fifth Avenue, Suite 7000

Seattle, WA 98104

Attention: W. Michael Hutchings, Esq.

Facsimile: (206) 839-4801

Any notice given by mail shall be effective when received. Any notice given by facsimile transmission shall be effective when the appropriate facsimile transmission acknowledgment is received.

Section 9.11. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof. Each party irrevocably and unconditionally submits to the jurisdiction of the federal or state court in the State of Delaware and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be litigated exclusively in such courts. In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law. Each party consents to process being served in any such action or proceeding by mailing a copy by registered or certified mail. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE BUYER HEREBY CERTIFIES THAT NEITHER SELLER NOR ANY OF ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SELLER WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL. FURTHER, THE BUYER ACKNOWLEDGES THAT SELLER RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO SELLER TO ENTER INTO THIS AGREEMENT.

Section 9.12. Illegality. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first above written.

FLO CORPORATION

By	/s/
Name:	Glenn Argenbright
Title:	Chief Executive Officer and President

UNISYS CORPORATION

By	/s/
Name:
Title: